Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01 and 333-167940) of our report dated April 9, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of the change in management’s reportable segment disclosure, as to which the date is June 29, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated June 29, 2012.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 29, 2012